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                                                                EXHIBIT 99.1


  FOR IMMEDIATE RELEASE

  For:    Evans Bancorp, Inc.                Contact: Susan J. Herold
          14-16 North Main Street                     Vice President
          Angola, NY  14006

  Phone: 716-549-1000                       Fax: 716-549-0720

      EVANS BANCORP ANNOUNCES A 20.6% RISE IN FIRST QUARTER 2001 EARNINGS, CONSIDERATION OF STRATEGIES TO LIST COMMON STOCK ON NATIONAL EXCHANGE
                   AND RESULTS OF ANNUAL SHAREHOLDERS MEETING


Angola, New York, April 26, 2001 - Evans Bancorp, Inc., the holding company for Evans National Bank, announced earnings for its 2001 first quarter ended March 31, 2001 posting net income of $655,137, an increase of $111,816 or 20.6% from net income of $543,321 in the 2000 first quarter. A substantial portion of the increase in net income can be attributed to the Bank's new subsidiary, M&W Agency, Inc. At March 31, 2001, total average loans of Evans National Bank increased 10.8% from a year ago to $129.9 million and total average deposits increased 8.9% in the same period to $190.4 million.

The Company held its 13th annual meeting of shareholders on April 24th at Romanellos South in Hamburg, New York. Approximately 160 shareholders attended the meeting.

The Company also announced that its Board of Directors had met with an investment banking advisor following the annual shareholders meeting to suggest strategies to provide a public trading market for its common stock, which may include listing its common stock on either Nasdaq or the American Stock Exchange. The Board expects to consider such strategies at its next meeting which is scheduled for May 15, 2001. If the Company lists its stock on either exchange, an independent market will develop for the common stock. Listing of the common stock will be the equivalent of an initial public offering and no estimate can be given as to common stock's trading price or volume on such exchange. Until the Board reaches a decision on this matter, the Company will curtail matching purchasers and sellers of its common stock.

Mr. Phillip Brothman, Chairman of Evans Bancorp, Inc. and Evans National Bank, stated "Increasing the liquidity of the shares of the Company by providing a public trading market for our shares is an important priority of the Board in 2001. We believe that this step is in the long term best interests of our shareholders."



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In his remarks at the shareholder meeting, James Tilley, President of Evans
Bancorp, Inc. and Evans National Bank, said, "In 2000, we achieved strong financial results and business growth while significantly enhancing our product offerings. We positioned the Bank for the future with the addition in 2000 of ENB Associates which offers non-deposit investment alternatives to our customers and the M&W Agency which offers a wide array of personal and commercial insurance products. The year 2001 brings continued technological advancement by the Bank, as we introduce our low cost Internet banking service, Eas-E-Net, which was up and running on April 1st."

William Glass, Senior Vice President - Loan Division, noted in his remarks at the shareholder meeting, "2000 was once again a year of excellent asset growth for our Company with year-end asset balances increasing 13%. Small business lending continues to be an integral part of our future strategy as it provides deposit relationships for us and growth potential to the small businesses which are important to the communities we serve."

Reelected by shareholders at the meeting to serve on the Company's Board for a term of three years were: Phillip Brothman, Partner - Hurst, Brothman & Yusick; David M. Taylor, President, Concord Nurseries, Inc.; and Thomas H. Waring, Jr., Principal, Waring Financial Group. James Tilley, President of Evans Bancorp and Evans National Bank and Robert J. Miller, Jr., President of the Bank's insurance agency subsidiary, M&W Agency, Inc. were elected for two year terms, filling the unexpired terms of the late Richard M. Craig, the previous President, Chairman and Chief Executive Officer of Evans Bancorp and Evans National Bank and Richard
C. Stevenson who retired on December 31, 2000 after 42 years of service on the Board. Of the Company's 1,759,601 shares outstanding, 1,242,482 or in excess of 70% of the outstanding shares were represented in person or by proxy at the meeting. Each director standing for election received an affirmative vote of at least 97% of all votes cast at the meeting.

Evans National Bank is an independent community bank and the wholly owned subsidiary of Evans Bancorp, Inc.

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.



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